Exhibit 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

(between ABIOMED, INC. and MICHAEL R. MINOGUE)

The Employment Agreement dated April 5, 2004, (the “Agreement”) by and between ABIOMED, Inc., a Delaware corporation (the “Company”) and Michael R. Minogue, a key employee and executive of the Company (the “Executive”), is hereby amended as follows:

WHEREAS, as of January 1, 2005, a new section 409A was added to the Internal Revenue Code of 1986, as amended, and as of January 1, 2009, any arrangement providing for “deferred compensation” as defined by such section and the guidance issued thereunder (collectively “Section 409A”), must be in full compliance with Section 409A; and

WHEREAS, the Executive and the Company have agreed that the Agreement be amended as described below in order to be in full compliance with Section 409A;

NOW, THEREFORE, it is agreed as follows:

1. Section 3(c) of the Agreement shall be amended by adding the following sentence immediately after the fourth sentence of such section:

Such Bonus Payments shall be paid no later than the fifteenth day of the third month of the fiscal year next following the fiscal year for which the bonus is awarded.

2. Section 4 of the Agreement shall be amended by adding the following sentence at the end of such section:

Notwithstanding anything in this Agreement to the contrary, to the extent necessary to comply with Code Section 409A, (a) the amount of any expenses eligible for reimbursement under this Agreement in any taxable year of the Executive shall not affect the expenses eligible for reimbursement in any other taxable year, and (b) the reimbursement of expenses under this Agreement shall be made no later than on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred, except to the extent earlier reimbursement is required under this Agreement or Company policies and procedures.

3. The following Section 22 shall be added at the end of the Agreement:

Compliance with Code Section 409A. It is the intent of the parties that the payment of all amounts under this Agreement shall either qualify for exemption from or comply with the requirements of Code Section 409A, and any ambiguities herein will be interpreted to so comply. Notwithstanding anything in this Agreement to the contrary, if the Executive is a “specified employee” for purposes of Code Section 409A at the time of a “termination of employment” (as determined in accordance with regulations issued pursuant to Code Section 409A), payments made by reason of such termination of employment shall, to the extent such payments are considered to be “deferred compensation” (within the meaning of Treasury Regulation Section 1.409A-1(b)(1)), be made within ten (10) days after the end of the six-month period beginning on the date of the Executive’s separation from service (as defined under Section 409A) or, if earlier, the appointment of the personal representative or executor of the Executive’s estate upon his death, to the extent the delay contemplated by the foregoing is required to avoid a prohibited distribution under Code Section 409A(a)(2). To the extent that any amount of any payment that would otherwise be made upon termination of employment is delayed as provided in this Section 22, (i) upon payment such amount shall include interest at the applicable federal rate as determined pursuant to Code Section 1274(d) from the date of such termination of employment through the date of payment; and (ii) if all or any portion of such amount is not paid as provided in this Section 22 and the Executive brings suit or otherwise takes action to recover such amount or enforce the provisions of this Agreement, the Executive shall be reimbursed by the Company for any reasonable attorneys’ fees incurred in connection with such suit or action.

4. Exhibit B to the Employment Agreement shall be amended as set forth in the Amendment to Agreement (between ABIOMED, Inc. and Michael R. Minogue) as of the same date of this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment as an instrument under seal, as of this 31 day of December, 2008.

ABIOMED, Inc.

By:	/s/ Robert L. Bowen
Vice President and Chief Financial Officer

Executive

/s/ Michael R. Minogue
Michael R. Minogue